Exhibit 18





Graham Corporation
20 Florence Avenue
Post Office Box 719
Batavia, NY  14020

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2004, of the facts relating to the change in accounting for certain construction-type contracts with a duration in excess of four weeks, which were not previously accounted for under the percentage of completion method, from the completed contract method to the percentage of completion method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Graham Corporation (the "Company") and its consolidated subsidiaries as of any date or for any period subsequent to March 31, 2004. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Graham Corporation and its consolidated subsidiaries as of any date or for any period subsequent to March 31, 2004.




/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche LLP
Rochester, New York
November 9, 2004